     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1996.
                                                REGISTRATION NO.  333-02359



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                _______________

                              AMENDMENT NO. 1 TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                _______________

                              ASARCO INCORPORATED
            (Exact name of registrant as specified in its charter)


                      NEW JERSEY                                                13-4924440
            (State or other jurisdiction of                                  (I.R.S. Employer
            incorporation or organization)                                 Identification No.)

                                                           180 Maiden Lane
                                                      New York, New York 10038
                                                           (212) 510-2000
                                        (Address, including zip code, and telephone number,
                                  including area code, of registrant's principal executive offices)

                         Augustus B. Kinsolving, Esq.
                              ASARCO Incorporated
                   180 Maiden Lane, New York, New York 10038
                                (212) 510-2000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                _______________

                                   COPY TO:

                               Kevin Keogh, Esq.
                           Timothy B. Goodell, Esq.
                                 White & Case
                          1155 Avenue of the Americas
                           New York, New York 10036
                                _______________

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (x)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )__________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )__________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ( ).

                                _______________


     Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the prospectus which is a part of this Registration Statement includes all the information currently required in a prospectus relating to the securities covered by Registration Statement No. 33-55993 of the Company and such combined prospectus constitutes Post-Effective Amendment No. 1 to, and will be used in connection with, Registration Statement No. 33-55993. The amount of Securities carried forward from Registration Statement No. 33-55993 is $150,000,000, in respect of which the registrant has previously paid a filing fee of $51,724.14.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                                  PROSPECTUS

                              ASARCO Incorporated

                                 $300,000,000

                                Debt Securities
                          Convertible Debt Securities
                                 Common Stock
                                Preferred Stock
                               Depositary Shares
                          Convertible Preferred Stock
                                   Warrants
                                _______________

ASARCO Incorporated ("Asarco" or the "Company") may from time to time offer, together or separately, (i) its debt securities consisting of debentures, notes or other unsecured evidences of indebtedness (the "Debt Securities");
(ii) its convertible debt securities (the "Convertible Debt Securities"), consisting of debentures, notes or other evidences of indebtedness representing unsecured obligations of the Company convertible into common stock, without par value (the "Common Stock") or into Preferred Stock, without par value (the "Preferred Stock") of the Company; (iii) shares of its Preferred Stock, which may be represented by Depository Receipts (the "Depositary Shares") which will represent a fraction of a share of Preferred Stock; (iv) shares of its Preferred Stock convertible into Common Stock or another series of Preferred Stock (the "Convertible Preferred Stock"), which may be represented by Depositary Shares; and (v) warrants to purchase securities of the Company as shall be designated by the Company at the time of the offering (the "Warrants"), in each case, in amounts, at prices and on terms to be determined at the time of the offering. The Company may also offer and sell from time to time shares of the Common Stock. The Common Stock, the Debt Securities, the Convertible Debt Securities, the Preferred Stock, the Convertible Preferred Stock, the Depositary Shares and the Warrants are collectively called the "Securities."

The aggregate initial offering price of the Securities offered by the Company hereby will not exceed $300,000,000 or its equivalent in any other currency or composite currency determined at the applicable exchange rate at the time of sale.

For each offering of Securities for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the "Prospectus Supplement"), which sets forth, where applicable, (i) in the case of Debt Securities and Convertible Debt Securities, the specific designation, aggregate principal amount, the denomination, maturity, premium, if any, the rate (which may be fixed or variable), time and method of calculating payment of interest, if any, on such Debt Securities or Convertible Debt Securities, any terms of redemption at the option of the Company or the holder, terms for sinking fund payments, and with respect to Convertible Debt Securities, terms for conversion into Common Stock or Preferred Stock; (ii) in the case of Preferred Stock or Convertible Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, voting and other rights, and any other special terms, including the terms of any Depositary Shares representing Preferred Stock and terms for converting Convertible Preferred Stock into other Securities; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of offering thereof; and (iv) in the case of Warrants, the designation and number, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants. If so specified in the applicable Prospectus Supplement, Debt Securities and Convertible Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the particular Securities offered thereby.

The Company may sell the Securities to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The accompanying Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts proposed to be purchased by them, any applicable fee, commission or discount arrangements with them, the initial public offering price and the net proceeds to the Company.

The Common Stock is listed on the New York Stock Exchange under the symbol "AR." Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to an official notice of issuance.
                                _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is May ___, 1996.


                             AVAILABLE INFORMATION

     Asarco is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and the following regional offices of the
Commission: New York regional office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Midwest regional office, Citicorp Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the

Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes part of a Registration Statement filed by Asarco with the Commission under the Securities Act of 1933, as amended (the "Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the Company's

     (i) Annual Report on Form 10-K (Commission File No. 1-164) for the fiscal year ended December 31, 1995; and

     (ii) Proxy Statement for the Annual Meeting of Stockholders on April 24, 1996 (filed with the Commission on March 8, 1996).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Asarco will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such document). Requests for such copies should be directed to Augustus
B. Kinsolving, Esq., Vice President and General Counsel, ASARCO Incorporated, 180 Maiden Lane, New York, New York 10038, Telephone: (212) 510-2000.
                                _______________

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF AND THEREOF.

                                  THE COMPANY

     Asarco is one of the world's leading producers of nonferrous metals, principally copper, lead, zinc, silver and molybdenum, from its own mines and through its 54.0% interest in Southern Peru Copper Corporation ("SPCC"). Asarco also produces specialty chemicals and construction aggregates and provides environmental services. Asarco has substantial investments in two mining companies: a 15.1% interest in M.I.M. Holdings Limited ("MIM") in Australia; and a 23.6% interest in Grupo Mexico, S.A. de C.V. Such companies are referred to herein as "associated companies."

     Asarco and its subsidiaries or associated companies operate mines in the United States, Peru, Australia and Mexico. Asarco and these companies together in 1995 accounted for about 12% of the western world mine production of copper, 10% of silver, 21% of lead, 9% of zinc and 13% of molybdenum.

     The executive offices of Asarco are located at 180 Maiden Lane, New York, New York 10038, telephone number (212) 510-2000.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, Asarco intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures and acquisitions.



                                    CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED
                                       FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

                                                   Year Ended December 31,
                 1995             1994             1993             1992             1991


                  5.2              1.6             (a)              (a)              1.5

_______________

(a) For the years 1992 and 1993, earnings were insufficient to cover fixed charges by $73.3 million and $134.6 million, respectively.


     The ratio of earnings to fixed charges was calculated based on information from the Company's books and records. In computing the ratio of earnings to fixed charges, earnings consist of net earnings of the Company and its consolidated subsidiaries plus taxes on income, fixed charges and minority interest, plus dividends received from non-consolidated associated companies accounted for by the equity method, less interest capitalized net of amount amortized and less equity earnings of non-consolidated associated companies accounted for by the equity method. Fixed charges consist of interest costs on borrowed funds, including capitalized interest, commitment fees, and a reasonable approximation of the imputed interest on non-capitalized lease payments. There were no preferred shares outstanding during any of the periods indicated and therefore the ratio of earnings to combined fixed charges and preferred share dividend requirements would have been the same as the ratio of earnings to fixed charges for each period indicated.


                          DESCRIPTION OF COMMON STOCK

     The Company has authorized 80 million shares of Common Stock, without par value, of which 42,630,720 shares were issued and outstanding as of February 29, 1996. The shares of Common Stock currently outstanding are, and the shares of Common Stock that may be offered hereby will be, fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders except for certain transactions with interested shareholders, for which a vote of 80% of outstanding shares is required for approval. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock.
The holders of the Common Stock have no preemptive rights or cumulative voting rights and there are no redemption, sinking fund or conversion provisions applicable to the Common Stock.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available for such purpose, subject to the dividend and liquidation rights of any Preferred Stock that may be issued.

     In 1989, the Company adopted a Shareholder Rights Plan and declared a dividend of one right (as defined therein) for each share of its Common Stock. In certain circumstances, if a person or group becomes the beneficial owner of 15% or more of the outstanding Common Stock, with certain exceptions, these rights vest and entitle the holder to certain share purchase rights. In connection with the Rights dividend, 800,000 shares of Junior Participating Preferred Stock were authorized for issuance upon exercise of the Rights. See "Description of Preferred Share Purchase Rights".

                        DESCRIPTION OF PREFERRED STOCK

     The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock that may be offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Company's Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and the Certificate of Designation (the "Certificate of Designation") relating to each particular series of Preferred Stock which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

GENERAL

     Under the Certificate, the Board of Directors of the Company is authorized, without further stockholder action to provide for the issuance of up to 10 million shares of Preferred Stock. As of February 29, 1996, no shares of Preferred Stock were issued or outstanding.

     The Preferred Stock may be issued in one or more series, with such designations or titles; dividend rates; any redemption provisions; special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Company; any sinking fund provisions; any conversion provisions; any voting rights thereof; and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

     The liquidation preference of any series of Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance.

The market price of any series of Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market price of securities.

RANK

     Any series of Preferred Stock will, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of Common Stock and to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock (the "Junior Liquidation Securities"); (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock ("Parity Liquidation Securities"); and
(iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock (the "Senior Liquidation Securities"). In addition, any series of Preferred Stock will, with respect to dividend rights, rank (i) senior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock ("Parity Dividend Securities"); and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock. As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

     Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of Preferred Stock as they appear on the books of the Company (or, if applicable, the records of the Depositary referred to below under "Description of Depositary Shares") on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.

     No full dividends may be declared or paid out of funds set apart for the payment of dividends on any series of Preferred Stock unless dividends shall have been paid or set apart for such payment on the Parity Dividend Securities. If full dividends are not so paid, such series of Preferred Stock shall share dividends pro rata with the Parity Dividend Securities.

CONVERSION AND EXCHANGE

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock, Common Stock or Debt Securities of the Company. The Common Stock of the Company is described above under "Description of Common Stock."

REDEMPTION

     A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Company or the holder thereof and may be subject to mandatory redemption pursuant to a sinking fund or otherwise upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company, or by any other method determined to be equitable by the Board of Directors.

     On and after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock that ranks senior to the Junior Liquidation Securities will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution is made on any Junior Liquidation Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock. If the holders of the Preferred Stock of any series and any other Parity Liquidation Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Liquidation Securities will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

VOTING RIGHTS

     Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock or except as expressly required by applicable law or the Company's Certificate, the holders of shares of Preferred Stock will have no voting rights.

                DESCRIPTION OF PREFERRED SHARE PURCHASE RIGHTS

     In 1989, the Company adopted a Shareholder Rights Plan (the "Rights Plan") and declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock held of record at the close of business on August 7, 1989. Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Junior Participating Preferred Stock, without par value, at a purchase price of $90 per Unit.

     As distributed, the Rights will be attached to and will trade together with the Common Stock. They may be exercised or traded separately only after the earlier to occur of: (i) 10 days following a public announcement that a person or group of persons has obtained the right to acquire beneficial ownership of 15% or more of the outstanding Common Stock, or (ii) 10 business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result in a person or group of persons beneficially owning 15% or more of the outstanding Common Stock. In the event that a person or group of persons acquires 15% or more of the outstanding Common Stock (with certain exceptions), each right will thereafter vest and entitle the holder to receive, upon exercise of the Right, Common Stock having a value equal to two times the exercise price of that Right. Additionally, if the Company is acquired in a merger or other business combination, or 50% or more of the Company's assets or earning power is sold or transferred, each Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of that Right.

     In connection with the Rights Plan, 800,000 shares of Junior
Participating Preferred Stock were authorized for issuance upon exercise of the Rights.

     The Company may redeem the Rights at a price of $.01 per Right at any time until ten days following the date a person or group of persons acquires 15% of the Company's outstanding Common Stock. The Company may amend the Rights (other than the basic economic terms of the Rights) at any time without shareholder approval. The Rights will expire by their terms on August 7, 1999.

     The existence of the Rights Plan and the Rights may, under certain circumstances discourage, delay or prevent a change in control of the Company.

                       DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Deposit Receipt, included as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event the Company so elects, the Depositary will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a depositary that is a bank or trust company having its principal offices in the United States and having a combined capital surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). The Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Upon surrender of Depositary Receipts at the designated office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and any money or property then represented by such Depositary Shares.

     Pending the preparation of definitive Depositary Receipts, the Depositary shall, upon the written order of the Company or any holder of deposited Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the holders thereof to all the rights pertaining to, the definitive Depositary Receipts. Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of the Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto. If the Depositary determines that it is not feasible to make such distribution, it may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF STOCK

     If a series of Preferred Stock represented by Depositary Shares is to be redeemed, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary Shares will be redeemed by the Depositary at a price per Depositary Share equal to the applicable fraction of the redemption price per share payable in respect of the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares will be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary.

VOTING DEPOSITED PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of any series of deposited Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the relevant series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of the Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially prejudices any substantially existing right of the holders of the Depositary Shares representing Preferred Stock of any series will not be effective unless such amendment has been approved by the record holders of a majority of the Depositary Shares then outstanding. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. The Deposit Agreement may be terminated by the Company or by the Depositary only after (i) all outstanding Depositary Shares have been redeemed; or (ii) each share of Preferred Stock has been converted into other Preferred Stock or Common Stock or has been exchanged for Debt Securities; or
(iii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay all charges of the Depositary in connection with the initial deposit of the relevant series of Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Depositary will forward all reports and communications from the Company that are delivered to the Depositary and that the Company is required to furnish to the holders of the deposited Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

                        DESCRIPTION OF DEBT SECURITIES

     The Debt Securities and the Convertible Debt Securities are to be issued under an Indenture dated as of October 1, 1994 (the "Indenture"), between the Company and Chemical Bank, as Trustee (the "Trustee"). The following summary statements with respect to the Debt Securities and the Convertible Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms are defined in the Indenture unless otherwise defined herein. Whenever any particular section of the Indenture or any term defined therein is referred to, such section or definition is incorporated herein by reference.

GENERAL

     The Debt Securities and the Convertible Debt Securities offered hereby will be limited to an aggregate initial offering price not to exceed U.S. $300,000,000 or its equivalent in any other currency or composite currency, determined at the applicable exchange rate at the time of sale. The Indenture does not limit the amount of Debt Securities or Convertible Debt Securities which can be issued thereunder and provides that additional Debt Securities or Convertible Debt Securities may be issued in one or more series thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's Board of Directors. The Debt Securities will be unsecured senior obligations of the Company and will rank equally and ratably with all other unsecured unsubordinated indebtedness of the Company. The Convertible Debt Securities may be subordinated to the Senior Indebtedness.

     Reference is made to the Prospectus Supplement relating to the particular Debt Securities or Convertible Debt Securities offered thereby for the following terms, where applicable, of the Debt Securities or Convertible Debt
Securities: (i) the specific designation of the Debt Securities or Convertible Debt Securities; (ii) the denominations in which such Debt Securities or Convertible Debt Securities are authorized to be issued; (iii) the aggregate principal amount of such Debt Securities or Convertible Debt Securities;
(iv) the date or dates on which the principal of such Debt Securities or Convertible Debt Securities will mature or the method of determining such date or dates; (v) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities or Convertible Debt Securities will be issued; (vi) the rate or rates (which may be fixed or variable) at which such Debt Securities or Convertible Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (vii) the times and places where principal of, premium, if any, and interest, if any, on such Debt Securities or Convertible Debt Securities will be payable;
(viii) the date, if any, after which such Debt Securities or Convertible Debt Securities may be redeemed and the redemption prices; (ix) the date or dates on which interest, if any, will be payable and the record date or dates therefor or the method by which such date or dates will be determined; (x) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, such Debt Securities or Convertible Debt Securities may be redeemed, in whole or in part, at the option of the Company; (xi) the obligation, if any of the Company to redeem or purchase such Debt Securities or Convertible Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, such Debt Securities or Convertible Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (xii) the terms and conditions upon which conversion of such Convertible Debt Securities will be effected, including the conversion price, the conversion period and other conversion provisions in addition to or in lieu of those described below; (xiii) the currency or currency units for which such Debt Securities or Convertible Debt Securities may be purchased or in which such Debt Securities or Convertible Debt Securities may be denominated and/or the currency or currency units in which principal of, premium, if any, and/or interest, if any, on such Debt Securities or Convertible Debt Securities will be payable and whether the Company or the holders of any such Debt Securities or Convertible Debt Securities may elect to receive payments in respect of such Debt Securities or Convertible Debt Securities in a currency or currency units other than that in which such Debt Securities or Convertible Debt Securities are stated to be payable; (xiv) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities or Convertible Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (xv) the person to whom any interest on any such Debt Security or Convertible Debt Security shall be payable if other than the person in whose name such Debt Security or Convertible Debt Security is registered on the applicable record date;
(xvi) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities or Convertible Debt Securities; (xvii) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities or Convertible Debt Securities; (xviii) whether such Debt Securities or Convertible Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;
(xix) whether such Convertible Debt Securities shall be subordinated and subject to the right to prior payment in full of all Senior Indebtedness; and
(xx) any other special terms pertaining to such Debt Securities or Convertible Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities or Convertible Debt Securities will not be listed on any securities exchange. Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Debt Securities or Convertible Debt Securities may be surrendered for payment or transferred at the offices of the Trustee as paying and authenticating agent, provided that payment of interest on

Registered Securities may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. Payment of Debt Securities or Convertible Debt Securities in bearer form will be made at such paying agencies outside of the United States as the Company may appoint. (Sections 301 and 1002)

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities and Convertible Debt Securities will be issued in fully registered form without coupons in denominations set forth in the Prospectus Supplement. No service charge will be made for any transfer or exchange of such Debt Securities or Convertible Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305) Where Debt Securities and Convertible Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such Debt Securities or Convertible Debt Securities and to payment on and transfer and exchange of such Debt Securities or Convertible Debt Securities will be described in the Prospectus Supplement. Bearer Debt Securities and Convertible Debt Securities will be transferrable by delivery. (Section 305)

     Some of the Debt Securities and Convertible Debt Securities may be issued at a discount (bearing no interest or interest at below market rates) ("Discount Securities") to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Debt Securities and Convertible Debt Securities or any Debt Securities and Convertible Debt Securities which are denominated in a currency or composite currency other than United States dollars will be described in the applicable Prospectus Supplement.

     The Prospectus Supplement for a particular series may indicate terms for redemption at the option of a Holder. Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities or Convertible Debt Securities (as the case may be) would not provide for redemption at the option of a Holder nor necessarily afford Holders thereof protection in the event of a highly leveraged or other transaction that may adversely affect such Holders.

RESTRICTIVE COVENANTS

Definitions.

     "Subsidiary" is defined to mean a corporation whose accounts are consolidated with those of the Company in accordance with generally accepted accounting principles. (Section 101)

     "Significant Subsidiary" is defined to mean any Subsidiary of the Company which owns a Principal Property and any Subsidiary which owns directly or indirectly stock of a Significant Subsidiary. (Section 101)

     "Consolidated Net Tangible Assets" is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendable) and
(b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles. (Section 101)

     "Funded Debt" is defined to mean all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower. (Section 101)

     "Principal Property" is defined to mean any smelters, refineries, mines, concentrators or other facilities, located within the present 50 states of the United States of America (other than its territories or possessions), owned by the Company or any Subsidiary and the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is pollution control or other equipment or facility financed by obligations issued by a State or local government unit and other than any smelters, refineries, mines, concentrators or facilities or any portions thereof which the Board of Directors of the Company declares by resolution are not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. (Section 101)

     "Nonrecourse Obligations" is defined to mean indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not currently owned by the Company or any of its Significant Subsidiaries or
(ii) the financing of the construction or improvement of equipment, mines or facilities involving the development of properties of the Company or any of its Significant Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to the general corporate funds or the assets, in general, of the Company or any of its Significant Subsidiaries. (Section 1004)

     "Debt" is defined to mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed. (Section 1004)

     "Attributable Debt" is defined to mean as to any particular Capitalized Lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such Capitalized Lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such Capitalized Lease, as determined in good faith by the Company, compounded semi-annually. The net amount of rent required to be paid under any such Capitalized Lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any Capitalized Lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but shall not include any rent required to be paid under such Capitalized Lease subsequent to the first date upon which it may be so terminated. (Section 101)

     "Senior Indebtedness" is defined to mean all Debt of the Company, including principal and interest (and premium, if any) (including, without limitation, any interest that would accrue but for the occurrence of any event specified in paragraphs (6) and (7) of "-- Events of Default") on such Debt except (i) existing subordinated Debt Securities or subordinated Convertible Debt Securities, (ii) such indebtedness as is by its terms expressly stated to be junior in right of payment to the subordinated Debt Securities or subordinated Convertible Debt Securities, and (iii) such indebtedness as is by its terms expressly stated to rank pari passu with the subordinated Debt Securities or subordinated Convertible Debt Securities. (Section 101)

RESTRICTIONS ON SECURED DEBT (SECTION 1004)

     The Company has covenanted that it will not itself, and will not permit any Subsidiary to, incur, issue, assume or guarantee any Debt secured after the date of the Indenture by pledge of, or mortgage or other lien on ("Mortgage"), any Principal Property of the Company or any Significant Subsidiary, or any shares of stock or Debt of any Significant Subsidiary without effectively providing that the Debt Securities or Convertible Debt Securities of all series issued pursuant to the Indenture (together with, if the Company shall so determine, any other Debt of the Company or such Significant Subsidiary then existing or thereafter created which is not subordinate to the Debt Securities or Convertible Debt Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto, the aggregate principal amount of all such secured Debt then outstanding which would otherwise be prohibited, plus all Attributable Debt of the Company and its Significant Subsidiaries in respect of sale and leaseback transactions (as defined in "-- Restrictions on Sales and Leasebacks") occurring after the date of the Indenture which would otherwise be prohibited by the covenant described in "-- Restrictions on Sales and Leasebacks", would not exceed 10% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by:

          (1) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Significant Subsidiary;

          (2) Mortgages in favor of the Company or any Significant Subsidiary;

          (3) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute, or Mortgages for taxes, assessments or governmental charges or levies in each case (i) not then due and delinquent or (ii) the validity of which is being contested in good faith by appropriate proceedings, and materialmen's, mechanics', carriers', workmen's, repairmen's, landlord's or other like Mortgages, or deposits to obtain the release of such Mortgages;

          (4) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Debt or the completion of any such construction for the purpose of financing all or any part of the purchase price or construction cost thereof, provided that any such Mortgage shall only extend to the property acquired or constructed or property on which the acquired or constructed property is situated;

          (5) Mortgages securing obligations issued by a State, territory or possession of the United States of America, or any political subdivision of any of the foregoing, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, including, without limitation, Debt related to the financing of pollution control or other equipment or facilities financed by State or local government units;

          (6) Mortgages created in connection with a project financed, or assets acquired, with, and created to secure any Nonrecourse Obligations;

          (7) Production payments or other related rights of others to the output of mines, refineries, smelters, concentrators or production facilities, including project financings, with respect to any property or assets acquired, constructed or improved by the Company or a Subsidiary with the proceeds of such project financings or Mortgages to secure payment of workmen's compensation or to secure performance in connection with tenders, leases of real property, bids or contracts or to secure (or in lieu of) surety or appeal bonds and Mortgages made in the ordinary course of business for similar purposes; and

          (8) Any extension, renewal, refunding or replacement (or successive extensions, renewals, refundings or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (1) to (7), inclusive; provided, however, that (i) such extension, renewal, refunding or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Debt secured by such Mortgage at such time is not increased.

RESTRICTIONS ON SALES AND LEASEBACKS (SECTION 1005)

     The Company has covenanted that it will not itself, and will not permit any Significant Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any Significant Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or any such Significant Subsidiary of any Principal Property which has been or is to be sold or transferred by the Company or such Significant Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor (each, a "sale and leaseback transaction") unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such transactions occurring after the date of the Indenture and existing at such time plus all secured Debt then outstanding of the Company and its Significant Subsidiaries incurred after the date of the Indenture which would otherwise be prohibited by the covenant described in "-- Restrictions on Secured Debt" above, would not exceed 10% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, Attributable Debt with respect to any sale and leaseback transaction if:

          (1) the lease in such sale and leaseback transaction is for a period, including renewals, of not in excess of three years, or

          (2) such sale and leaseback transaction is entered into prior to, at the time of, or within 180 days after the later of the acquisition of the Principal Property to which such sale and leaseback transaction relates or the completion of construction thereon, or

          (3) the lease in such sale and leaseback transaction secures or relates to obligations issued by a State, territory or possession of the United States of America, or any political subdivision of any of the foregoing, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, including, without limitation, Debt related to the financing of pollution control or other equipment or facilities financed by State or local government units, or

          (4) such sale and leaseback transaction is entered into between the Company and a Significant Subsidiary or between Significant Subsidiaries, or

          (5) such sale and leaseback transaction is created in connection with a project financed, or assets acquired, with, and such obligation constitutes, a Nonrecourse Obligation, or

          (6) the Company or a Significant Subsidiary, within 180 days after the sale or transfer shall have been made by the Company or by any such Significant Subsidiary, applies an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement (as determined by any two of the following officers of the Company: the Chairman of the Board of Directors, the President, any Vice President, the Treasurer and the Controller) to (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such sale) which will constitute Principal Property or (y) the retirement of Funded

Debt of the Company or any Significant Subsidiary; provided, however, that the amount to be applied to the retirement of Funded Debt of the Company or any Significant Subsidiary shall be reduced by (i) the principal amount of any Funded Debt (including the Debt Securities or Convertible Debt Securities of any series) of the Company or any Significant Subsidiary (or, if the Debt Securities or Convertible Debt Securities of any series are Original Issue Discount Securities, such portion of the principal amount as may be due and payable with respect to such series pursuant to a declaration in accordance with Section 502 of the Indenture), delivered within 180 days after such sale to the Trustee or other applicable trustee for retirement and cancellation, and (ii) the principal amount of Funded Debt, other than any Funded Debt referred to in the immediately preceding clause (i) of this proviso, voluntarily retired by the Company or a Significant Subsidiary within 180 days after such sale; and provided, further, that, notwithstanding the foregoing, no retirement referred to in this clause (y) may be effected by payment at Maturity or pursuant to any mandatory sinking fund payment or any mandatory redemption provision.

SUBORDINATION

     The Convertible Debt Securities may be subordinated and junior in right of payment, to the extent set forth in the applicable Prospectus Supplement, to all "Senior Indebtedness" of the Company as defined in the applicable Prospectus Supplement.

EVENTS OF DEFAULT (SECTION 501)

     The following are Events of Default with respect to Debt Securities or Convertible Debt Securities of each series:

          (1) default in the payment of the principal of, or any premium on, any of the Debt Securities or Convertible Debt Securities of such series as and when the same shall become due and payable either at Stated Maturity, upon redemption, by declaration or otherwise; or

          (2) default in the payment of any installment of interest, if any, upon any of the Debt Securities or Convertible Debt Securities of such series as and when it shall become due and payable, and continuance of such default for a period of 30 days; or

          (3) default in the payment of any sinking fund payment, when and as due and payable by the terms of the Debt Securities or Convertible Debt Securities of such series; or

          (4) default in the performance, or breach, of any covenant or agreement of the Company in the Indenture or the Debt Securities or Convertible Debt Securities of such series (other than a covenant or agreement a default in the performance or a breach of which is otherwise specified as an Event of Default or which has expressly been included in the Indenture and designated as being solely for the benefit of such series of Debt Securities or Convertible Debt Securities other than such series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Debt Securities or Convertible Debt Securities of such series then outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; or

          (5) a default under any Debt in excess of $25,000,000 of the Company or any Significant Subsidiary (including a default with respect to Debt Securities or Convertible Debt Securities of any series other than such series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any such indebtedness for money borrowed by the Company or any Significant Subsidiary (including the Indenture), whether such indebtedness is existing or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such involuntary acceleration having been rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debt Securities or Convertible Debt Securities of such series then Outstanding a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture; provided, however, that, if such default shall be remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without any action on the part of the Trustee or any of the holders; or

          (6) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law then or thereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for all or substantially all of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

          (7) the Company shall commence a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law then or thereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for all or substantially all of its property, or make any general assignment for the benefit of creditors; or

          (8) any other Event of Default provided with respect to Debt Securities or Convertible Debt Securities of such series.

ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT

     If an Event of Default with respect to Debt Securities or Convertible Debt Securities of any series at the time Outstanding occurs and is continuing, then, and in each and every such case, unless the principal of all of the Debt Securities or Convertible Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities or Convertible Debt Securities of such series then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal amount (or, if the Debt Securities or Convertible Debt Securities of such series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal as may be specified in the terms of such series) of all of the Debt Securities or Convertible Debt Securities of such series and any premium and interest accrued thereon to be due and payable immediately, and upon any such declaration such principal amount (or specified amount) and any premium and interest accrued thereon shall become immediately due and payable.

     However, at any time after a declaration of acceleration with respect to Debt Securities or Convertible Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

     Reference is made to the Prospectus Supplement relating to each series of

Debt Securities or Convertible Debt Securities which are Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities or Convertible Debt Securities of that series. (Section 512)

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1006)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 662/3% in principal amount of the Outstanding Securities of each series affected thereby (each such series voting as a single class); provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal, or any installment of principal of or interest on, any Debt Security or Convertible Debt Security, (b) reduce the principal amount thereof, or reduce any premium thereof or change the time of payment of any premium thereon, (c) reduce the rate or change the time of payment of interest thereon, if any, (d) reduce any amount payable on redemption of any such Security (if any), (e) reduce the Overdue Rate thereof, (f) change the place or currency of payment of principal of, or any premium or interest thereon, (g) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, (h) impair, if applicable, any right of repayment at the option of the Holder, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or Convertible Debt Security, or (j) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (k) alter or impair the right of any Holder to convert Securities of any series, if applicable, at the rate and upon the terms established pursuant to the Indenture. (Section 902)

     The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Debt Securities or Convertible Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1007) The Holders of a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Debt Securities or Convertible Debt Securities of that series waive any past default under the Indenture with respect to Debt Securities or Convertible Debt Securities of that series, except a default not theretofore cured in the payment of the principal of (or premium, if any) or interest on any Debt Securities or Convertible Debt Securities of that series or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected. (Section 513)

     The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the Holders of any of the Debt Securities or Convertible Debt Securities in order

(i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor to the Company;
(ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities or Convertible Debt Securities; (iv) to add to, change or eliminate any provision affecting Debt Securities or Convertible Debt Securities not yet issued; (v) to secure the Debt Securities or Convertible Debt Securities; (vi) to establish the form or terms of Debt Securities or Convertible Debt Securities; (vii) to evidence and provide for a successor Trustee; and (viii) to cure any ambiguity or correct any mistake or to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of any Holder of Debt Securities or Convertible Debt Securities of any series. (Section 901)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate or merge with or into, or transfer or lease all or substantially all its assets to, any Person, and any other Person may not consolidate or merge with or into, the Company, unless (i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases all or substantially all the assets of the Company is organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the Company's obligations under the Debt Securities or Convertible Debt Securities and under the Indenture, (ii) immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing (provided that a transaction will only be deemed to be in violation of this condition (ii) as to any series of Debt Securities or Convertible Debt Securities as to which such Event of Default or such event shall have occurred and be continuing), and (iii) certain other conditions are met.

SATISFACTION, DISCHARGE, AND DEFEASANCE PRIOR TO MATURITY OR REDEMPTION

Covenant Defeasance of any Series

     If the Company shall deposit with the Trustee, in trust, at or before maturity or redemption of the Debt Securities or Convertible Debt Securities of any series, money and/or Government Obligations in such amounts and maturing at such times such that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay when due the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest on such series of Debt Securities or Convertible Debt Securities at the Stated Maturity of such principal or installment of principal or interest, as the case may be, then the Company may omit to comply with certain of the terms of the Indenture with respect to that series of Debt Securities or Convertible Debt Securities, including the restrictive covenants described above, and the Events of Default described in clauses (4) and (5) under "Events of Default" above shall not apply. Defeasance of Debt Securities or Convertible Debt Securities of any series is subject to the satisfaction of certain conditions, including among others: (1) the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit,
(2) the delivery to the Trustee by the Company of an Opinion of Counsel to the effect that Holders of the Debt Securities or Convertible Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (3) such covenant defeasance will not cause any Debt Securities or Convertible Debt Securities of such series then listed on any nationally recognized securities exchange to be delisted, (4) that such covenant defeasance will not result in a breach of, or constitute a default under, any instrument by which the Company is bound and (5) such covenant defeasance shall not cause the Trustee for the Securities of such series to have conflicting interest for purposes of the Trust Indenture Act with respect to any securities of the Company. If indicated in the Prospectus Supplement relating to a series of Debt Securities or Convertible Debt Securities, in addition to the obligations of the United States of America or obligations guaranteed by the United States of America, Government Obligations may include obligations of the government, and obligations guaranteed by such government, issuing the currency or currency unit in which Debt Securities or Convertible Debt Securities of such series are payable. (Section 1304)

Defeasance of any Series

     Upon the deposit of money or securities as contemplated in the preceding paragraph and the satisfaction of certain other conditions, the Company may also omit to comply with its obligation duly and punctually to pay the principal of (and premium, if any) and interest on a particular series of Debt Securities or Convertible Debt Securities, and any Events of Default with respect thereto shall not apply, and thereafter, the Holders of Debt Securities or Convertible Debt Securities of such series shall be entitled only to payment out of the money or securities deposited with the Trustee. (Section 1304) Such conditions include among others: (1) the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit, (2) the delivery to the Trustee by the Company of an Opinion of Counsel, which refers to or is based on a ruling of the Internal Revenue Service or a change in the applicable Federal income tax law occurring after the date of the Indenture, to the effect that Holders of the Debt Securities or Convertible Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and the satisfaction, discharge and defeasance, and will be subject to Federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, (3) such defeasance will not cause any Debt Securities or Convertible Debt Securities of such series then listed on any nationally recognized securities exchange to be delisted, (4) that such defeasance will not result in a breach of, or constitute a default under, any instrument by which the Company is bound and (5) such defeasance shall not cause the Trustee for the Securities of such series to have a conflicting interest for the purpose of the Trust Indenture Act with respect to any securities of the Company. (Section 1304)

Federal Income Tax Consequences

     Under current Federal income tax law, the deposit and defeasance described above under "Covenant Defeasance of any Series" will not result in a taxable event to any Holder of Debt Securities or Convertible Debt Securities or otherwise affect the Federal income tax consequences of an investment in Debt Securities or Convertible Debt Securities of any series.

     The Federal income tax treatment of the deposit and defeasance described above under "Defeasance of any Series" is not clear. A deposit and defeasance may be treated as a taxable exchange of such Debt Securities or Convertible Debt Securities for beneficial interests in the trust consisting of the deposited money or securities. In that event, a Holder of Debt Securities or Convertible Debt Securities would be required to recognize gain or loss equal to the difference between the Holder's adjusted basis for the Debt Securities or Convertible Debt Securities and the fair market value of the Holder's beneficial interest in such trust. Thereafter, such Holder would be required to include in income a share of the income, gain, and loss of the trust. As described above, it is a condition to such a deposit and defeasance that the Company obtain an opinion of tax counsel to the effect that such deposit and defeasance will not alter the Holder's tax consequences that would have been applicable in the absence of the deposit and defeasance. Purchasers of the Debt Securities or Convertible Debt Securities should consult their own advisers with respect to the tax consequences to them of such deposit and defeasance, including the applicability and effect of tax laws other than Federal income tax law.

CONVERTIBLE DEBT SECURITIES

     The following provisions will apply to Convertible Debt Securities, unless otherwise provided in the applicable Prospectus Supplement for such Convertible Debt Securities. The holder of any Convertible Debt Securities will have the right exercisable at any time prior to maturity, or prior to such other date as may be specified in the applicable Prospectus Supplement, unless previously redeemed by the Company, to convert such Convertible Debt Securities into shares of Common Stock or Preferred Stock of the Company at the conversion price set forth in the applicable Prospectus Supplement, subject to adjustment. The holder of Convertible Debt Securities may convert any portion thereof which is $1,000 or any integral multiple of $1,000. In the case of Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption unless the Company shall default in payment of the redemption price, except that in the case of redemption at the option of the Holder thereof, if applicable, the conversion right will terminate upon receipt of written notice of the exercise of such option. (Section 1402) In certain events, the conversion price will be subject to adjustment as set forth in the applicable Prospectus Supplement. Fractional shares of Common Stock or Preferred Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock or Preferred Stock. (Section 1406)

Subordination of Convertible Debt Securities

     The obligation of the Company to make payment on account of the principal of, and premium, if any, and interest on the Convertible Debt Securities may be subordinated and junior in right of payment, to the extent and in the manner set forth in the Prospectus Supplement relating to any Convertible Debt Securities, to the prior payment in full of all Senior Indebtedness of the Company.

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, dissolution, winding-up, total or partial liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, whether voluntary or involuntary, or
(b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness in an amount in excess of $25,000,000 or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (iii) separately with respect to each series of Securities, if immediately after giving effect to any payment of principal, premium, if any, or interest on such series of Securities there would occur an event of default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on any subordinated Convertible Debt Securities shall have been declared due and payable upon an Event of Default pursuant to the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made, in accordance with the relevant Senior Indebtedness, for such payment in money or money's worth, before the Holders of any of the subordinated Convertible Debt Securities are entitled to receive any payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such subordinated Convertible Debt Securities or any cash payments to repurchase such subordinated Convertible Debt Securities at the option of the holders thereof or otherwise. By reason of such subordination, in the event of insolvency, creditors of the Company (including holders of subordinated Convertible Debt Securities) who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

REGARDING THE TRUSTEE

     The Indenture, by reference to Section 315 of the Trust Indenture Act, provides that, except during the continuance of an Event of Default, the Trustee shall perform only such duties as are specifically set forth in the Indenture. During the continuance of any Event of Default, the Trustee shall exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Trustee may acquire and hold Debt Securities or Convertible Debt Securities and, subject to certain conditions, otherwise deal with the Company as if it were not the Trustee under the Indenture. (Section 605)

     The Company maintains deposit accounts and conducts other banking transactions with the Trustee in the ordinary course of the Company's business.


                            DESCRIPTION OF WARRANTS

DEBT WARRANTS

     The Company may issue, together with other Securities or separately, Debt Warrants for the purchase of Debt Securities or Convertible Debt Securities. The Debt Warrants are to be issued under Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as to be set forth in a Prospectus Supplement relating to Debt Warrants. A copy of the form of Debt Warrant Agreement, including the form of Warrant Certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain capitalized terms not defined herein.

     General. Reference is made to the applicable Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities or Convertible Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities or Convertible Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security or Convertible Debt Security; (3) the date, if any, on and after which such Debt Warrants and the related Debt Securities or Convertible Debt Securities will be separately transferable; (4) the principal amount of Debt Securities or Convertible Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities or Convertible Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (6) if the Debt Securities or Convertible Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of Federal income tax considerations applicable thereto; and (7) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities or Convertible Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities or Convertible Debt Securities purchasable upon such exercise.

     Exercise of Debt Warrants. Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities or Convertible Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Debt Warrants. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities or Convertible Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

COMMON STOCK WARRANTS

     The Company may issue, together with other securities or separately, Common Stock Warrants for the purchase of Common Stock. The Common Stock Warrants are to be issued under Common Stock Warrant Agreements (each a "Common Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as Common Stock Warrant Agent (the "Common Stock Warrant Agent"), all as to be set forth in the applicable Prospectus Supplement relating to Common Stock Warrants in respect of which this Prospectus is being delivered. A copy of the form of Common Stock Warrant Agreement, including the form of Warrant Certificates representing the Common Stock Warrants (the "Common Stock Warrant Certificates") reflecting the provisions to be included in the Common Stock Warrant Agreements that will be entered into with respect to particular offerings of Common Stock Warrants, is filed as an exhibit to the Registration Statement of which this Prospectus forms part. The following summaries of certain provisions of the Common Stock Warrant Agreement and the Common Stock Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Common Stock Warrant Agreement and the Common Stock Warrant Certificates, respectively, including the definitions therein of certain capitalized terms not defined herein.

     General. Reference is made to the applicable Prospectus Supplement for the terms of Common Stock Warrants in respect of which this Prospectus is being delivered, the Common Stock Warrant Agreement relating to such Common Stock Warrants and the Common Stock Warrant Certificates representing such Common Stock Warrants, including the following: (1) the offering price of such Common Stock Warrants, if any; (2) the procedures and conditions relating to the exercise of such Common Stock Warrants; (3) the number of shares of Common Stock purchasable upon exercise of each Common Stock Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (5) a discussion of U.S. Federal income tax considerations applicable to the exercise of Common Stock Warrants;
(6) call provisions of such Common Stock Warrants, if any; and (7) any other terms of the Common Stock Warrants.

     Prior to the exercise of their Common Stock Warrants, holders of the Common Stock Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

     Exercise of Stock Warrants. Each Common Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Common Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Common Stock Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Common Stock Warrants will become void.

     Common Stock Warrants may be exercised as to be set forth in the applicable Prospectus Supplement relating to the Common Stock Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Common Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Common Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining amount of Common Stock Warrants.

     Antidilution Provisions. Unless otherwise specified in the applicable Prospectus Supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Common Stock Warrant will be subject to adjustment in certain events, including (1) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock; (2) the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of the Common Stock; or (3) any distribution by the Company to the holders of its Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (1) above). No fractional shares will be issued upon exercise of Common Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable.

PREFERRED STOCK WARRANTS

     The Company may issue, together with other securities or separately, Preferred Stock Warrants for the purchase of Preferred Stock or Convertible Preferred Stock. The Preferred Stock Warrants are to be issued under Preferred Stock Warrant Agreements (each a "Preferred Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as Preferred Stock Warrant Agent (the "Preferred Stock Warrant Agent"), all as to be set forth in the applicable Prospectus Supplement relating to the Preferred Stock Warrants in respect of which this Prospectus is being delivered. A copy of the form of Preferred Stock Warrant Agreement, including the form of Warrant Certificates representing the Preferred Stock Warrants (the "Preferred Stock Warrant Certificates") reflecting the provisions to be included in the Preferred Stock Warrant Agreements that will be entered into with respect to particular offerings of Preferred Stock Warrants, is filed as an exhibit to the Registration Statement of which this Prospectus forms part. The following summaries of certain provisions of the Preferred Stock Warrant Agreement and the Preferred Stock Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Preferred Stock Warrant Agreement and the Preferred Stock Warrant Certificates, respectively, including the definitions therein of certain capitalized terms not defined herein.

     General. Reference is made to the applicable Prospectus Supplement for the terms of Preferred Stock Warrants in respect of which this Prospectus is being delivered, the Preferred Stock Warrant Agreement relating to such Preferred Stock Warrants and the Preferred Stock Warrant Certificates representing such Preferred Stock Warrants, including the following: (1) the offering price of such Preferred Stock Warrants, if any; (2) the procedures and conditions relating to the exercise of such Preferred Stock Warrants;
(3) the number of shares of Preferred Stock or Convertible Preferred Stock purchasable upon exercise of such Preferred Stock Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Preferred Stock Warrants shall commence and the date on which such right shall expire; (5) a discussion of the U.S. Federal income tax considerations applicable to the exercise of Preferred Stock Warrants; (6) call provisions of such Preferred Stock Warrants, if any; and (7) any other terms of the Preferred Stock Warrants.

     Prior to the exercise of their Preferred Stock Warrants, holders of Preferred Stock Warrants will not have any of the rights of holders of the Preferred Stock or Convertible Preferred Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Preferred Stock or Convertible Preferred Stock purchasable upon such exercise.

     Exercise of Stock Warrants. Each Preferred Stock Warrant will entitle the holder to purchase for cash such number of shares of Preferred Stock or Convertible Preferred Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Preferred Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Preferred Stock Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Preferred Stock Warrants will become void.

     Preferred Stock Warrants may be exercised as to be set forth in the applicable Prospectus Supplement relating to the Preferred Stock Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Preferred Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Preferred Stock Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock purchasable upon such exercise. If less than all of the Preferred Stock Warrants represented by such Preferred Stock Warrant Certificate are exercised, a new Preferred Stock Warrant Certificate will be issued for the remaining amount of Preferred Stock Warrants.

CURRENCY WARRANTS

     The Company may issue, together with Debt Securities or Debt Warrants or separately, Currency Warrants either in the form of Currency Put Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of Currency Call Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars. The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the Currency Warrants have a Cash Settlement Value on any given day prior to their expiration.

     The Currency Warrants are to be issued under a Currency Warrant Agreement to be entered into between the Company and a bank or trust company, as Currency Warrant Agent (the "Currency Warrant Agent"), all as to be set forth in the applicable Prospectus Supplement. A copy of the form of Currency Warrant Agreement, including the forms of Global Warrant Certificates representing the Currency Put Warrants and Currency Call Warrants (the "Currency Warrant Certificates"), reflecting the provisions to be included in the Currency Warrant Agreement that will be entered into with respect to particular offerings of Currency Warrants, is filed as an exhibit to the Registration Statement of which this Prospectus forms part. The description of the Currency Warrants contained herein and the following summaries of certain provisions of the Currency Warrant Agreement and the Currency Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Currency Warrant Agreement and the Currency Warrant Certificates, respectively, including the definitions therein of certain capitalized terms not defined herein.

     General. Reference is made to the applicable Prospectus Supplement for the terms of Currency Warrants in respect of which this Prospectus is being delivered, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) whether such Currency Warrants will be Currency Put Warrants, Currency Call Warrants, or both; (2) the formula for determining the Cash Settlement Value, if any, of each Currency Warrant; (3) the procedures and conditions relating to the exercise of such Currency Warrants;
(4) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (5) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; and
(6) the date on which the right to exercise such Currency Warrants will commence and the date on which such right will expire.

     Book-Entry Procedures and Settlement. Except as may otherwise be provided in the applicable Prospectus Supplement, the Currency Warrants will be issued in the form of Global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

     Exercise of Currency Warrants. Each Currency Warrant will entitle the holder to receive the Cash Settlement Value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement. If not exercised prior to 3:00 p.m., New York City time, on the fifth New York Business Day preceding the expiration date, Currency Warrants will be deemed automatically exercised on the expiration date.

                             CORPORATE PROVISIONS

CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Company's Restated Certificate of Incorporation (the "Certificate") and By-laws ("By-laws") provide for the classification of the Company's Board of Directors into three classes to be elected to staggered three-year terms; limitations on the shareholders' ability to nominate individuals for election as directors; and the inclusion of provisions which require that special meetings of shareholders may only be called by the Chairman of the Board, the

President or the Board pursuant to a resolution approved by a majority of the entire Board.

     The Certificate also provides that the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of capital stock entitled to vote, considered as one class, is required to authorize the Company to enter into certain transactions with any individual, corporation or other person that is the beneficial owner of more than 10% of the outstanding shares of any class of capital stock of the Company. Beneficial ownership of shares by a person includes shares which such person has the right to acquire by agreement or by exercise of warrants, options or other rights, shares so owned by others with which such person has an agreement with respect to the acquisition, holding, voting or disposition of Asarco capital stock or assets, or shares owned by "affiliates" or "associates" of such person (as such terms are defined in the rules and regulations of the Commission). The transactions with a 10% beneficial owner that are subject to such special shareholder approval requirements include: (a) any merger or consolidation of the Company or of any subsidiary of the Company with or into such beneficial owner,
(b) any sale, lease, exchange or other disposition of all or any material part of the assets of the Company or of any subsidiary of the Company to or with such beneficial owner, and (c) any issuance or transfer of securities of the Company to such beneficial owner. The special shareholder approval described in this paragraph does not apply to any agreement for the merger of any subsidiary of the Company with the Company if the Company is the surviving corporation. No amendment to the provisions of the Company's Certificate outlined in this paragraph may be made without the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of voting stock entitled to vote, considered as one class.

     In addition to any vote required by law or by provisions outlined in the preceding paragraph, the Certificate provides that a majority of the Continuing Directors (as defined) of the Company must approve certain transactions, including transactions between the Company and any person (or any affiliate or associate of such person) who at the time of the transaction or during the preceding two years was the beneficial owner of 10% or more of the voting stock of the Company or who has announced the intention of becoming the beneficial owner of such stock (such person is referred to herein as an "interested shareholder"). A "Continuing Director" is defined to include the current members of the Board of Directors and any future members who are not affiliates or associates of an interested shareholder at the time of the transaction and who either became a member of the Board before the interested shareholder became or threatened to become a beneficial owner of 10% of the voting stock or who was nominated or elected by a majority of the other Continuing Directors. The transactions with an interested shareholder that are subject to the approval of the Continuing Directors include: (a) the sale or other disposal of assets or securities to an interested shareholder or any other arrangement for the benefit of an interested shareholder where the assets or securities sold or disposed of have a fair market value of more than $10,000,000 or 1% of the book value of the Company's consolidated total assets; (b) any arrangement pursuant to which the interested shareholder or parties related to such interested shareholder would have any management responsibility over the Company's affairs, other than as a director; (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company or any amendment to the Company's By-laws; and (d) any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing an interested shareholder's proportionate share of the outstanding capital stock of the Company or a subsidiary. No amendment to the provision of the Company's Certificate outlined in this paragraph may be made without the affirmative vote of the holders of at least 80% of the outstanding voting stock of the Company and the holders of at least a majority of the voting stock who are not affiliated or associated with the interested shareholder. By act of the Continuing Directors, the Board is empowered to waive the requirement that such 80% approval and majority approval be obtained.

     The Company's Board of Directors believes that the provisions described above will help assure that all of the Company's shareholders will be treated similarly if certain kinds of business combinations are effected. However, these provisions also may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, and may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors.

NEW JERSEY LAW AND OTHER LIMITATIONS UPON TRANSACTIONS WITH "INTERESTED SHAREHOLDERS"

     The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the Board of Directors may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers, (b) the effects on the community in which the corporation operates and (c) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. The statute further provides that if, based on these factors, the Board of Directors determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the Board of Directors' rejection of, and may facilitate the Board of Directors' rejection of, an offer to acquire the Company.

     The Company is also subject to the New Jersey Shareholders Protection Act (the "Protection Act"), which prohibits certain New Jersey corporations from engaging in business combinations (including mergers, consolidations, significant asset dispositions and certain stock issuances) with any Interested Shareholder (defined to include, among others, any person that becomes a beneficial owner of 10% or more of the affected corporation's voting power) for five years after such person becomes an Interested Shareholder, unless the business combination is approved by the Board of Directors prior to the date the shareholder became an Interested Shareholder. In addition, the Protection Act prohibits any business combination at any time with an Interested Shareholder other than a transaction that (i) is approved by the Board of Directors prior to the date the Interested Shareholder became an Interested Shareholder, or (ii) is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the Interested Shareholder, or (iii) satisfies certain "fair price" and related criteria.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company has a shareholder-approved By-law provision requiring it to indemnify its directors and officers to the fullest extent permitted in certain circumstances, to advance expenses, to maintain insurance and to follow certain other procedures. Provisions of the Certificate eliminate the personal monetary liability of directors and officers for breaches of duty, except for (i) breaches of such person's duty of loyalty, (ii) those instances where such person is found not to have acted in good faith or in knowing violation of law and (iii) those instances where such person received an improper personal benefit as the result of such breach.

TRANSFER AGENT

     The transfer agent for the Common Stock is The Bank of New York.

                             PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     The Preferred Stock, the Convertible Debt Securities, the Debt Securities, the Depositary Shares and the Warrants will each be a new issue of Securities ("New Issues") with no established trading market. Underwriters and agents to whom New Issues are sold by the Company for public offering and sale may make a market in such New Issues, but such underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the New Issues.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments required to be made in respect thereof.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of ASARCO Incorporated and Subsidiaries included in the latest Annual Report of the Company on Form 10-K incorporated herein by reference, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report included in such Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

     With respect to unaudited interim financial information included in the Company's Quarterly Reports on Form 10-Q that are incorporated herein by reference, Coopers & Lybrand L.L.P. has applied limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports that are included in the Company's Quarterly Reports on Form 10-Q that are incorporated herein by reference, Coopers & Lybrand L.L.P. did not audit and did not express an opinion on such interim financial information. Accordingly, the degree of reliance on any of their reports on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. are not subject to the liability provisions of Section 11 of the Act for their reports on such unaudited interim financial information because those reports are not "reports" or "parts" of the Registration Statement prepared or certified by them within the meaning of Sections 7 and 11 of the Act.

                                 LEGAL MATTERS

     The validity of the issuance of the Securities offered hereby will be passed upon for the Company by White & Case, New York, New York, and certain legal matters will be passed upon by Augustus B. Kinsolving, Esq., Vice President and General Counsel of the Company.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance of the securities being registered hereby are estimated as follows:


Registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $51,724.14
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . .                 30,000.00
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 40,000.00
Blue Sky and Legal Investment fees and expenses . . . . . . . . . . . . . . . .                  5,000.00
Transfer Agent's fees and expenses  . . . . . . . . . . . . . . . . . . . . . .                  5,000.00
Printing expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 15,000.00
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  3,275.86
  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               $150,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 9 of the Certificate of Incorporation of the Company provides as follows:

          "9. This corporation shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceeding) by reason of the fact that he is or was a director, officer or employee of this corporation or serves or served any other enterprise as a director, officer or employee at the request of this corporation. Such right of indemnification shall inure to the benefit of the legal representative of any such person."

     In April 1987, the Company adopted and its shareholders approved a By-law amendment which requires it to indemnify directors and officers in certain circumstances, to advance certain expenses, to obtain indemnification insurance and to follow specific procedures for determining whether a director or officer has met applicable standards of conduct. The By-law amendment also establishes a statute of limitations for certain actions against directors and officers. These provisions in the Certificate of Incorporation and By-laws are permitted under Section 14A:3-5 of the New Jersey Business Corporation Act, set forth below.

     Section 14A:3-5 of the New Jersey Business Corporation Act governs the indemnification of directors, officers and employees of the Company. The following is the text of the Section which became effective February 4, 1989:

     "(1)  As used in this section,

     (a) "Corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

     (b) "Other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

     (c)  "Expenses" means reasonable costs, disbursements and counsel fees;

     (d) "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

     (e) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

     (f) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     "(2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

     (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

     (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

     "(3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

     "(4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

     "(5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

     (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

     (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

     (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

     "(6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

     "(7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

          (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

          (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

     (b)  Application for such indemnification may be made

          (i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

          (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

     The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other person as it may designate in such manner as it may require.

     "(8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions

     (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7;

     (b)  were not in good faith or involved a knowing violation of law; or

     (c) resulted in receipt by the corporate agent of an improper personal benefit.

     "(9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

     "(10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

     "(11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

     "(12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding."

     The Company has various insurance policies, which became effective April 15, 1996, insuring directors and officers against certain liabilities they may incur, including liabilities under the Securities Act of 1933, as amended. The policies provide coverage for claims not reimbursed by the Company up to an aggregate limit of $75 million without deductible. For claims which are reimbursed by the Company, the policies provide coverage up to $75 million with a deductible of $1 million. These policies remain in effect.

ITEM 16.  EXHIBITS.


Exhibit
Number    Description of Documents

 1        Form of Underwriting Agreement relating to the Securities*

 3.1      Certificate of Incorporation

     (a) Certificate of Incorporation - restated, filed May 4, 1970 (Filed as an Exhibit to the Company's 1980 Annual Report on Form 10-K and incorporated herein by reference)

     (b) Certificate of Amendment to the Certificate of Incorporation effective April 23, 1975 (Filed as an Exhibit to the Company's 1980 Annual Report on Form 10-K and incorporated herein by reference)

     (c) Certificate of Amendment of Certificate of Incorporation executed April 14, 1981 (Filed as an Exhibit to the Post-Effective Amendment No. 8 to Registration Statement No. 2-47616, filed April 30, 1981 and incorporated herein by reference)

     (d) Certificate of Amendment of Restated Certificate of Incorporation filed on May 6, 1985 (Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1985 and incorporated herein by reference)

     (e)  Certificate of Amendment of Certificate of Incorporation filed
          July 21, 1986 (Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1986 and incorporated herein by reference)

     (f) Certificate of Amendment of Restated Certificate of Incorporation, as amended, filed April 22, 1987 (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

     (g) Statement of Cancellation filed July 31, 1987 whereby 155,000 shares of Series A Cumulative Preferred Stock and 862,500 shares of $9.00 Convertible Exchangeable Preferred Stock were cancelled (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

     (h) Statement of Cancellation filed November 20, 1987 whereby 1,026,900 shares of Series A Cumulative Preferred Stock were cancelled (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

     (i) Statement of Cancellation filed December 18, 1987 whereby 1,250,000 shares of Series B Cumulative Convertible Preferred Stock were cancelled (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

     (j) Statement of Cancellation filed March 3, 1988 whereby 27,000 shares of Series A Cumulative Preferred Stock were cancelled (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

     (k) Certificate of Amendment of Restated Certificate of Incorporation, as amended, filed August 7, 1989 (Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended
          June 30, 1989 and incorporated herein by reference)

 3.2 By-Laws as last amended on June 26, 1991 (Filed as an Exhibit to the Company's 1991 Annual Report on Form 10-K and incorporated herein by reference)

 4.1 Form of Indenture between the Company and Chemical Bank, as Trustee, for Debt Securities and Convertible Debt Securities*

 4.2 Form of Deposit Agreement between the Company and the Depositary, for Depositary Shares and Depositary Receipts

 4.3 Form of Common Stock Warrant Agreement*

 4.4 Form of Preferred Stock Warrant Agreement*

 4.5 Form of Debt Warrant Agreement*

 4.6 Form of Currency Warrant Agreement*

 5.1 Opinion of White & Case**

 12.1 Statement re Computation of Consolidated Ratio of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Share Dividend Requirements**

 23.1     Consent of Coopers & Lybrand L.L.P.**

 23.2 Consent of White & Case (contained in its opinion filed as Exhibit 5.1)**

 24       Power of attorney (previously filed)

 25.1     Statement of Eligibility of Chemical Bank as Trustee on Form T-1*

_______________
* Previously filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 33-55993) and incorporated herein by reference.
** Previously filed as an Exhibit to this Registration Statement.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 3rd day of May, 1996.

                              ASARCO Incorporated

                              By:   /s/  Kevin R. Morano
                              Name:  Kevin R. Morano
                              Title:  Vice President and
                                Chief Financial Officer


   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES STATED BELOW ON THE 3RD DAY OF MAY, 1996.


         Signature                        Title


  *                                    Chairman of the Board, Chief Executive
_______________________________        Officer, President and Director
  (Richard de J. Osborne)

  /s/  Kevin R. Morano                 Vice President and Chief Financial
_______________________________        Officer (Principal Financial Officer)
  (Kevin R. Morano)

  *                                    Controller (Principal Accounting Officer)
_______________________________
  (William Dowd)

  *                                    Director
_______________________________
  (Willard C. Butcher)

  *                                    Director
_______________________________
  (James C. Cotting)

  *                                    Director
_______________________________
  (David C. Garfield)

  *                                    Director
_______________________________
  (E. Gordon Gee)

  *                                    Director
_______________________________
  (Harry Holiday, Jr.)

  *                                    Director
_______________________________
  (James W. Kinnear, III)

  *                                    Director
_______________________________
  (Francis R. McAllister)

  *                                    Director
_______________________________
  (Martha T. Muse)

  *                                    Director
_______________________________
  (Michael T. Nelligan)

  *                                    Director
______________________________
  (John D. Ong)

  *                                    Director
______________________________
  (James Wood)

* By:  /s/  Kevin R. Morano
______________________________
  (Kevin R. Morano)


                                 EXHIBIT INDEX


Exhibit
Number         Description of Documents                     Page

1       Form of Underwriting Agreement relating to the Securities*

3.1        Certificate of Incorporation

 (a) Certificate of Incorporation -- restated, filed May 4, 1970 (Filed as an Exhibit to the Company's 1980 Annual Report on Form 10-K and incorporated herein by reference)

 (b) Certificate of Amendment to the Certificate of Incorporation effective April 23, 1975 (Filed as an Exhibit to the Company's 1980 Annual Report on Form 10-K and incorporated herein by reference)

 (c) Certificate of Amendment of Certificate of Incorporation executed April 14, 1981 (Filed as an Exhibit to the Post-Effective Amendment No. 8 to Registration Statement No. 2-47616, filed April 30, 1981 and incorporated herein by reference)

 (d) Certificate of Amendment of Restated Certificate of Incorporation filed on May 6, 1985 (Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1985 and incorporated herein by reference)

 (e)    Certificate of Amendment of Certificate of Incorporation filed
        July 21, 1986 (Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1986 and incorporated herein by reference)

 (f) Certificate of Amendment of Restated Certificate of Incorporation, as amended, filed April 22, 1987 (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

 (g) Statement of Cancellation filed July 31, 1987 whereby 155,000 shares of Series A Cumulative Preferred Stock and 862,500 shares of $9.00 Convertible Exchangeable Preferred Stock were cancelled (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

 (h) Statement of Cancellation filed November 20, 1987 whereby 1,026,900 shares of Series A Cumulative Preferred Stock were cancelled (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

 (i) Statement of Cancellation filed December 18, 1987 whereby 1,250,000 shares of Series B Cumulative Convertible Preferred Stock were cancelled (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

 (j) Statement of Cancellation filed March 3, 1988 whereby 27,000 shares of Series A Cumulative Preferred Stock were cancelled (Filed as an Exhibit to the Company's 1987 Annual Report on Form 10-K and incorporated herein by reference)

 (k) Certificate of Amendment of Restated Certificate of Incorporation, as amended, filed August 7, 1989 (Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989 and incorporated herein by reference)

3.2 By-Laws as last amended on June 26, 1991 (Filed as an Exhibit to the Company's 1991 Annual Report on Form 10-K and incorporated herein by reference)

4.1 Form of Indenture between the Company and Chemical Bank, as Trustee, for Debt Securities and Convertible Debt Securities*

4.2 Form of Deposit Agreement between the Company and the Depositary, for Depositary Shares and Depositary Receipts

4.3     Form of Common Stock Warrant Agreement*

4.4     Form of Preferred Stock Warrant Agreement*

4.5     Form of Debt Warrant Agreement*

4.6     Form of Currency Warrant Agreement*

5.1     Opinion of White & Case**

12.1 Statement re Computation of Consolidated Ratio of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Share Dividend Requirements**

23.1    Consent of Coopers & Lybrand L.L.P.**

23.2 Consent of White & Case (contained in its opinion filed as Exhibit 5.1)**

24      Power of Attorney (Previously filed)

25.1    Statement of Eligibility of Chemical Bank as Trustee on Form T-1*
_______________
* Previously filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 33-55993) and incorporated herein by reference.
** Previously filed as an Exhibit to this Registration Statement.